Exhibit 99.1

Soleno Therapeutics Announces Submission of New Drug Application to the U.S. FDA for

DCCR (Diazoxide Choline) Extended-Release Tablets for the Treatment of Prader-Willi

Syndrome

REDWOOD CITY, Calif., June 28, 2024 – Soleno Therapeutics, Inc. (“Soleno”) (NASDAQ: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval of DCCR (diazoxide choline) extended-release tablets for the treatment of Prader-Willi syndrome (PWS) in individuals four years and older who have hyperphagia.

“Submission of the DCCR NDA to the FDA marks a significant milestone not only for Soleno, but for people living with PWS,” said Anish Bhatnagar, M.D., Chief Executive Officer of Soleno Therapeutics. “This regulatory submission advances us one important step closer to our goal of bringing to market a new therapeutic for individuals with PWS that addresses the life-threatening hyperphagia and other key aspects of this serious and rare condition. We look forward to working with the FDA throughout the review process. We extend sincere gratitude to the team at Soleno, investigators, study site teams, advocacy organizations and most importantly, the individuals with PWS and their families who were instrumental in completing our DCCR development program.”

DCCR has Breakthrough and Fast Track Designations in the U.S., as well as Orphan Drug Designation for PWS in the U.S. and E.U. The FDA has 60 days to determine whether the NDA is accepted for review. Soleno has requested Priority Review of the NDA, which would provide a target review period of six months by the FDA after the NDA has been accepted.

About PWS

The Prader-Willi Syndrome Association USA estimates that PWS occurs in one in every 15,000 live births. The hallmark symptom of this disorder is hyperphagia, a chronic and life-threatening feeling of intense, persistent hunger, food pre-occupation, extreme drive to food seek and consume food that severely diminish the quality of life for individuals with PWS and their families. Additional characteristics of PWS include behavioral problems, cognitive disabilities, low muscle tone, short stature (when not treated with growth hormone), the accumulation of excess body fat, developmental delays, and incomplete sexual development. Hyperphagia can lead to significant mortality (e.g., stomach rupture, choking, accidental death due to food seeking behavior) and longer term, co-morbidities such as diabetes, obesity, and cardiovascular disease. In a global survey conducted by the Foundation for Prader-Willi Research, 96.5% of respondents (parents and caregivers) rated hyperphagia and 92.9% rated body composition as either the most important or a very important symptom to be relieved by a new medicine. There are currently no approved therapies to treat the hyperphagia/appetite, metabolic, cognitive function, or behavioral aspects of the disorder.

About DCCR (Diazoxide Choline) Extended-Release Tablets

DCCR is a novel, proprietary extended-release dosage form containing diazoxide choline, the crystalline salt of diazoxide and is administered once-daily. The parent molecule, diazoxide, has been used for decades in thousands of individuals in a few rare diseases in neonates, infants, children and adults, but is not approved for use in PWS. Soleno conceived of and established extensive patent protection for the therapeutic use of diazoxide, diazoxide choline and DCCR in individuals with PWS. The DCCR development program is supported by data from five completed Phase 1 clinical studies in healthy volunteers and three completed Phase 2 clinical studies, one of which was in individuals with PWS. In the PWS Phase 3 clinical development program, DCCR showed promise in addressing hyperphagia, the hallmark symptom of PWS, as well as several other symptoms such as aggressive/destructive behaviors, fat mass and other metabolic parameters. Diazoxide choline has received Orphan Drug Designation for the treatment of PWS in the U.S. and E.U., and Fast Track and Breakthrough Designations in the U.S.

About Soleno Therapeutics, Inc.

Soleno is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The company recently submitted an NDA to the FDA, supported by its Phase 3 development program, for its lead candidate, DCCR (diazoxide choline) extended-release tablets, a once-daily oral tablet for the treatment of Prader-Willi syndrome (PWS). For more information, please visit www.soleno.life.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the timing of any regulatory process, acceptance by the FDA of Soleno’s NDA, or ultimate approvals and determining a path forward for DCCR for the treatment of PWS. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with the FDA’s filing and / or review of Soleno’s NDA, market conditions, as well as risks and uncertainties inherent in Soleno’s business, including those described in the company’s prior press releases and in the periodic reports it files with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Contact:

Brian Ritchie

LifeSci Advisors, LLC

212-915-2578

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